Exhibit 99.1
Tilly's, Inc. Exceeds Fiscal 2025 Third Quarter Earnings Outlook
Comparable Net Sales Growth in Third Quarter and Early Stages of Fourth Quarter

Irvine, CA – December 3, 2025 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter of fiscal 2025 ended November 1, 2025.
"The third quarter of fiscal 2025 produced our first quarter with comparable net sales growth since the fourth quarter of fiscal 2021, and that positive momentum has continued into this year's fourth quarter," commented Nate Smith, President and Chief Executive Officer. "Our third quarter results exceeded our expectations, which we believe demonstrates the effectiveness of our initiatives and our team's ability to execute. Great effort has gone into getting our business to this point, but we also recognize the work that remains to return the company to profitable growth. I am excited to be here with this team as we strive to continue building forward momentum in the fourth quarter and into fiscal 2026."
Operating Results Overview
Fiscal 2025 Third Quarter Compared to Fiscal 2024 Third Quarter
The following comparisons refer to the Company's operating results for the third quarter of fiscal 2025 ended November 1, 2025 versus the third quarter of fiscal 2024 ended November 2, 2024.
•Total net sales were $139.6 million, a decrease of 2.7%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 2.0%.
◦Net sales from physical stores were $110.3 million, a decrease of 0.9%. The Company ended the third quarter with 230 total stores, a decrease of 16 stores or 6.5%, compared to 246 total stores at the end of the third quarter last year. Comparable store net sales from physical stores increased by 5.3% relative to the comparable 13-week period ended November 2, 2024. Net sales from physical stores represented 79.0% of total net sales this year compared to 77.6% of total net sales last year.
◦Net sales from e-com were $29.3 million, a decrease of 9.0%. This decrease was primarily attributable to a 51.0% decrease in the amount of clearance selling relative to last year's third quarter. E-com net sales represented 21.0% of total net sales this year compared to 22.4% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $42.6 million, or 30.5% of net sales, compared to $37.2 million, or 25.9% of net sales, last year. Product margins improved by 390 basis points primarily due to the combination of higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs improved by 70 basis points and $2.0 million, collectively, primarily due to decreased occupancy costs associated with reduced store count.
•Selling, general and administrative ("SG&A") expenses were $44.5 million, or 31.9% of net sales, compared to $51.3 million, or 35.7% of net sales, last year. The $6.7 million decrease in SG&A was primarily attributable to decreases in store payroll and related benefits of $1.5 million, e-com fulfillment labor of $1.5 million, and non-cash asset write-down charges of $1.1 million, among several other smaller reductions in various expenses.
•Operating loss improved to $1.9 million, or 1.4% of net sales, compared to $14.1 million, or 9.8% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $25 thousand, or (1.8)% of pre-tax loss, compared to income tax benefit of $5 thousand, or 0.0% of pre-tax loss, last year. Both quarters' income tax results include the continuing impact of a full, non-cash deferred tax asset valuation allowance. This quarter's income tax expense includes state net margin taxes, despite the Company's pre-tax loss position.

•Net loss improved to $1.4 million, or $0.05 per share, from $12.9 million, or $0.43 per share, last year, representing an improvement of $11.5 million, or $0.38 per share, compared to last year. Weighted average shares were 30.1 million for both periods.
Fiscal 2025 Year-to-Date Third Quarter Compared to Fiscal 2024 Year-to-Date Third Quarter
The following comparisons refer to the Company's operating results for the first 39 weeks of fiscal 2025 ended November 1, 2025 versus the first 39 weeks of fiscal 2024 ended November 2, 2024.
◦Total net sales were $398.5 million, a decrease of 5.6%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 3.0%.
▪Net sales from physical stores were $319.0 million, a decrease of 5.2%. Comparable store net sales from physical stores decreased by 1.9% relative to the comparable 39-week period ended November 2, 2024. Net sales from physical stores represented 80.0% of total net sales this year compared to 79.7% of total net sales last year.
▪Net sales from e-com were $79.5 million, a decrease of 7.3%. This decrease was due in part to a 22.6% decrease in the amount of clearance selling relative to last year. E-com net sales represented 20.0% of total net sales this year compared to 20.3% of total net sales last year.
◦Gross profit, including buying, distribution, and occupancy costs, was $113.0 million, or 28.4% of net sales, compared to $111.4 million, or 26.4% of net sales, last year. Product margins improved by 230 basis points primarily due to higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs deleveraged by 30 basis points, despite being $5.2 million lower than last year, collectively, primarily due to carrying these costs against a lower level of net sales this year. Occupancy costs decreased by $4.3 million primarily due to operating 16 fewer net stores compared to last year.
◦Selling, general and administrative ("SG&A") expenses were $134.9 million, or 33.9% of net sales, compared to $147.1 million, or 34.9% of net sales, last year. The $12.2 million reduction in SG&A was primarily attributable to decreases in store payroll and related benefits of $4.4 million, non-cash asset write-down charges of $2.5 million, and e-com fulfillment labor of $1.8 million, among several other smaller reductions in various expenses.
◦Operating loss improved to $21.9 million, or 5.5% of net sales, compared to $35.7 million, or 8.5% of net sales, last year, due to the combined impact of the factors noted above.
◦Income tax benefit was $155 thousand, or 0.8% of pre-tax loss, compared to $22 thousand, or 0.1% of pre-tax loss, last year. Both years' income tax results include the continuing impact of a full, non-cash deferred tax asset valuation allowance. The income tax rate for fiscal 2025 also includes the refund of certain income tax credit carryback and state net operating loss carryback claims.
◦Net loss improved to $20.4 million, or $0.68 per share, compared to $32.6 million, or $1.08 per share, last year, representing an improvement of $12.2 million, or $0.40 per share, compared to last year. Weighted average shares were 30.1 million this year compared to 30.0 million last year.
Balance Sheet and Liquidity
As of November 1, 2025, the Company had total available liquidity of $100.7 million, comprised of $39.0 million of cash and cash equivalents and $61.6 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total inventories decreased by 12.8% compared to the end of the third quarter last year. Total year-to-date capital expenditures at the end of the third quarter were $3.4 million this year compared to $6.7 million at the end of the third quarter of fiscal 2024.

Fiscal 2025 Fourth Quarter Outlook
Total comparable net sales for the fourth quarter of fiscal 2025 through December 2, 2025, increased by 6.7% relative to the comparable period ended December 3, 2024. Based on current and historical trends, the Company currently estimates the following for the fourth quarter of fiscal 2025 ending January 31, 2026:
•Net sales in the range of approximately $146 million to $151 million, translating to an estimated comparable net sales range of an increase of 4% to 8%, respectively, relative to the comparable period last year;
•Product margin improvement of approximately 300 to 350 basis points relative to last year's fourth quarter;
•SG&A expenses to be approximately $50 million to $51 million, excluding any potential non-cash asset impairment charges that may arise;
•Net loss of approximately $5.6 million to $3.5 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.19 to $0.12, respectively, compared to a net loss per share of $0.45 for last year's fourth quarter, with an estimated weighted average shares of approximately 30.1 million.
•Total fiscal year-ending store count of 223, a decrease of 7.1% from 240 total stores at the end of fiscal 2024, assuming seven store closures during the fourth quarter of fiscal 2025. The amount of store closures may increase based on the outcome of certain store lease negotiations yet to be completed prior to the end of the fiscal year.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, December 3, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 10, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10204552.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 230 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	November 1, 2025	February 1, 2025	November 2, 2024
ASSETS
Current assets:
Cash and cash equivalents	$39,041	$21,056	$26,407
Marketable securities	—	25,653	25,321
Receivables	4,685	4,094	6,136
Merchandise inventories	80,655	69,178	92,481
Prepaid expenses and other current assets	10,747	10,979	11,781
Total current assets	135,128	130,960	162,126
Operating lease assets	145,604	169,805	181,117
Property and equipment, net	34,373	40,139	42,603
Other assets	1,968	1,559	1,424
TOTAL ASSETS	$317,073	$342,463	$387,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,223	$11,120	$32,577
Accrued expenses	12,527	12,750	12,771
Deferred revenue	12,651	14,116	13,333
Accrued compensation and benefits	6,920	9,418	8,127
Current portion of operating lease liabilities	41,367	48,384	49,944
Current portion of operating lease liabilities, related party	3,662	3,423	3,345
Other liabilities	80	172	210
Total current liabilities	114,430	99,383	120,307
Long-term liabilities:
Noncurrent portion of operating lease liabilities	107,840	126,216	135,724
Noncurrent portion of operating lease liabilities, related party	13,074	15,844	16,736
Other liabilities	112	149	192
Total long-term liabilities	121,026	142,209	152,652
Total liabilities	235,456	241,592	272,959
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	176,172	174,829	174,516
Accumulated deficit	(94,585)	(74,191)	(60,527)
Accumulated other comprehensive income	—	203	292
Total stockholders’ equity	81,617	100,871	114,311
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$317,073	$342,463	$387,270

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$139,587	$143,442	$398,454	$422,165

Cost of goods sold (includes buying, distribution, and occupancy costs)	96,068	105,314	282,684	307,939
Rent expense, related party	932	931	2,796	2,796
Total cost of goods sold (includes buying, distribution, and occupancy costs)	97,000	106,245	285,480	310,735
Gross profit	42,587	37,197	112,974	111,430

Selling, general and administrative expenses	44,371	51,118	134,503	146,734
Rent expense, related party	134	133	400	397
Total selling, general and administrative expenses	44,505	51,251	134,903	147,131

Operating loss	(1,918)	(14,054)	(21,929)	(35,701)
Other income, net	536	1,174	1,380	3,114
Loss before income taxes	(1,382)	(12,880)	(20,549)	(32,587)
Income tax expense (benefit)	25	(5)	(155)	(22)
Net loss	$(1,407)	$(12,875)	$(20,394)	$(32,565)
Basic net loss per share of Class A and Class B common stock	$(0.05)	$(0.43)	$(0.68)	$(1.08)
Diluted net loss per share of Class A and Class B common stock	$(0.05)	$(0.43)	$(0.68)	$(1.08)
Weighted average basic shares outstanding	30,115	30,060	30,089	30,017
Weighted average diluted shares outstanding	30,115	30,060	30,089	30,017

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024
Cash flows from operating activities
Net loss	$(20,394)	$(32,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,143	9,586
Stock-based compensation expense	1,343	1,744
Impairment of assets	1,144	3,605
Loss (gain) on disposal of assets	28	(45)
Gain on maturities of marketable securities	(363)	(1,449)
Changes in operating assets and liabilities:
Receivables	(329)	611
Merchandise inventories	(11,477)	(29,322)
Prepaid expenses and other assets	(219)	900
Accounts payable	26,103	18,047
Accrued expenses	309	(159)
Accrued compensation and benefits	(2,498)	(1,775)
Operating lease liabilities	(4,704)	(5,422)
Deferred revenue	(1,465)	(1,624)
Other liabilities	(129)	(335)
Net cash used in operating activities	(4,508)	(38,203)

Cash flows from investing activities
Purchases of marketable securities	—	(59,557)
Purchases of property and equipment	(3,353)	(6,678)
Proceeds from maturities of marketable securities	25,816	83,500
Proceeds from sale of property and equipment	30	24
Net cash provided by investing activities	22,493	17,289

Cash flows from financing activities
Proceeds from exercise of stock options	—	294
Net cash provided by financing activities	—	294

Change in cash and cash equivalents	17,985	(20,620)
Cash and cash equivalents, beginning of period	21,056	47,027
Cash and cash equivalents, end of period	$39,041	$26,407

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780
2024 Q4	246	4	10	240	1,730
2025 Q1	240	1	3	238	1,707
2025 Q2	238	1	7	232	1,657
2025 Q3	232	2	4	230	1,642

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com